Exhibit 99.3

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

Dated as of February 17, 2005

STOCK PURCHASE AGREEMENT, dated as of February 17, 2005 (this “Agreement”), between PRIMEDIA Companies Inc., a Delaware corporation (“Seller”), PRIMEDIA Inc., (“PRIMEDIA”) and The New York Times Company, a New York corporation (“Purchaser”).

WHEREAS, Seller owns all of the issued and outstanding capital stock of About, Inc., a Delaware corporation (the “Company”);

WHEREAS, the Company is in the businesses of providing, news, information and e-commerce solutions on enthusiast topics on the Internet through the operation of hundreds of GuideSites (the “Company Business”).

WHEREAS, Purchaser desires to purchase, and Seller desires to sell, all of the issued and outstanding stock of the Company on the terms and conditions set forth herein.

NOW, THEREFORE in consideration of the mutual covenants and the respective representations and warranties contained herein, the parties hereby agree as follows:

ARTICLE I. PURCHASE AND SALE OF THE SHARES.

1.01                           Shares.  Upon the terms and subject to the conditions of this Agreement, on the Closing Date (as hereinafter defined) Seller will sell, convey, assign, transfer and deliver to Purchaser, and Purchaser will purchase and acquire from Seller, 1,000 shares of Common Stock, par value $0.01 per share, of the Company (the “Shares”).  In consideration of the sale, conveyance, assignment, transfer and delivery of the Shares by Seller to Purchaser and in reliance upon the representations and warranties made herein by Seller, Purchaser agrees to pay to Seller on the Closing Date the amount equal to (a) Four Hundred Ten Million Dollars ($410,000,000) (the “Base Purchase Price”), subject to adjustment as provided in Article III.  The

Base Purchase Price as adjusted pursuant to Article III shall be referred to herein collectively as the “Purchase Price.”

1.02                           Closing Date Payments.  All payments to be made to Seller on the Closing Date shall be made by wire transfer of immediately available funds in New York City to an account specified by Seller.

ARTICLE II.  CLOSING.

2.01                           Date of Closing. (a) The closing (the “Closing”) of the transactions contemplated by this Agreement shall take place at the offices of Seller, 745 Fifth Avenue, New York, New York 10151, at 10:00 a.m. on a date no later than three business days following the date on which all of the conditions set forth in Section 7.01 below (other than those that are, by their nature, satisfiable only at the Closing) have been satisfied or, if permissible, waived, or unless otherwise agreed by Seller and Purchaser.  For purposes of this Agreement, all calculations to be made as of the Closing Date shall be made as of 11:59 p.m. on the Closing Date.  The actual time and date of Closing are referred to herein as the “Closing Date.”

2.02                           Deliveries of Seller. At the Closing, Seller shall deliver to Purchaser (i) a stock certificate representing all of the Shares, accompanied by stock powers duly endorsed in blank or by duly executed instruments of transfer sufficient to vest in Purchaser good title to such Shares and (ii) the certificates and other documents contemplated by Section 7.02.

2.03                           Deliveries of Purchaser. At the Closing, Purchaser shall pay to Seller the Base Purchase Price and deliver to Seller the certificates and other documents contemplated by Section 7.03.

ARTICLE III.  BASE PURCHASE PRICE ADJUSTMENT

3.01                           Definitions.  For the purposes of this Agreement, the following terms shall have the following respective meanings:

(a)  “Closing Date Statement” shall mean the final statement of Closing Date Assets and Closing Date Liabilities.

(b)  “Closing Date Assets” shall mean the aggregate amount of those assets of the Company on the Closing Date under the captions “Total Cash,” “ Total Accounts Receivable,” “Prepaids,” and “Total Other Current Assets” as determined in a manner consistent with the accounting practices used in preparing the Financial Statements attached hereto as Schedule 4.10(a), except that all intercompany amounts shall be excluded.

(c)  “Closing Date Liabilities” shall mean the aggregate amount of those liabilities of the Company on the Closing Date under the captions “Accounts Payable,” “Accrued Online Expense,” “Accrued Payroll and Related,” “Due to Google,” “Accrued Taxes,” “Accrued Partner Payments,” “Accrued Marketing,” “Accrued Other,” “Deferred Revenue” and “Other Current Liabilities,” as determined in a manner consistent with the accounting practices used in preparing the Financial Statements attached hereto as Schedule 4.10(a), provided that (A) all intercompany amounts shall be excluded, and (B) no amounts shall be included in respect of liabilities retained by Seller or for which Seller indemnifies Purchaser, (C) Accrued Taxes shall exclude all Federal, state and local Income Taxes and shall include only current other Taxes that are due but not yet payable.

(d)  “Deficiency” shall mean the amount, if any, by which the Closing Date Liabilities exceed the Closing Date Assets, as set forth on the Closing Date Statement, as modified as a result of the resolution of any Disputed Items (as defined below).

(e)  “Excess” shall mean the amount, if any, by which the Closing Date Assets exceed the Closing Date Liabilities as set forth on the Final Closing Date Statement, as modified as a result of the resolution of any Disputed Items.

3.02                           Effect of Deficiency/Excess.  The Base Purchase Price shall be reduced dollar-for-dollar by the amount of the Deficiency, if any, or increased dollar-for-dollar by the amount of the Excess, if any.

3.03                           Determination of Final Closing Date Balance Sheet.

(a)  No later than 90 days after the Closing Date, Purchaser shall deliver to Seller the Closing Date Statement setting forth the Closing Date Assets and Closing Date Liabilities.

(b)  Seller shall have 45 days from its receipt of the Closing Date Statement to notify Purchaser of any objections to any item or items on the Closing Date Statement. Any such notice (a “Notice of Disagreement”) shall be in writing and shall specify in reasonable detail the item or items in dispute (a “Disputed Item” or “Disputed Items”) and the reasons for any such dispute.  Any Disputed Item shall be resolved in the manner set forth in Section 3.04 below.

(c)  If (i) Seller does not deliver a Notice of Disagreement to Purchaser within 45 days of Seller’s receipt of the Closing Date Statement or (ii) Seller acknowledges in writing that the Closing Date Statement is accurate or (iii) Purchaser and Seller and, if necessary, the Arbitrator resolve all Disputed Items in accordance with Section 3.04 below, then the Closing Date Statement shall be final, binding and conclusive on the parties.

3.04                           Arbitration.  Promptly after the delivery of a Notice of Disagreement, Purchaser and Seller, together with representatives from their respective principal accounting firms (Deloitte & Touche (“D&T”) on behalf of Seller and Ernst & Young (“E&Y”) on behalf of Purchaser), shall endeavor in good faith to resolve all Disputed Items.  If Purchaser and Seller, together with such representatives, are unable to resolve all Disputed Items within 30 days after receipt by Purchaser of the Notice of Disagreement, then D&T and E&Y shall together, within 10 business days thereafter, appoint a representative of an independent, internationally-recognized accounting firm (other than D&T and E&Y) to arbitrate the dispute (the “Arbitrator”).  Within 20 days after the selection of the Arbitrator, Seller and Purchaser shall present to the Arbitrator their respective positions with respect to any and all unresolved Disputed Items, including such materials as the Arbitrator may request.  The Arbitrator shall, after the submission of the evidentiary materials, submit its written decision on each Disputed Item to Sellers and Purchaser. Any determination by the Arbitrator with respect to any Disputed Item shall be final, binding and conclusive on each party to this Agreement.  Except as specifically provided to the contrary in this Section 3.04 or otherwise specifically agreed to by the parties in writing, the arbitration shall be conducted in New York, New York, and the Arbitrator shall conduct the arbitration in accordance with the arbitration rules of the American Arbitration Association (the “AAA”) as in effect for commercial arbitrations conducted in the borough of Manhattan by the AAA.  Each of Seller and Purchaser shall bear 50 percent of the Arbitrator’s fees and expenses.

3.05                           Resolution of Deficiency/Excess.  If it is finally determined pursuant to the provisions of this Article III that there is a Deficiency, then within 10 days after all Disputed Items with respect thereto have been resolved, Seller shall pay to Purchaser the amount of the Deficiency.  If it is finally determined pursuant to the provisions of this Article III that there is an Excess, then within 10 days after all Disputed Items with respect thereto have been resolved, Purchaser shall pay to Seller the amount of the Excess.

3.06                           Payment.  All payments for the Deficiency or the Excess shall be made by wire transfer of immediately available funds to the account or accounts designated by Purchaser or Seller, as the case may be, within 10 days after the final determination thereof and shall be accompanied by a payment of simple interest thereon calculated at the annual rate of 2% (assuming a 360 day year) from the Closing Date to the actual date of payment.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF SELLER.

Seller represents and warrants to Purchaser as follows:

4.01                           Organization of Seller.  (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the full corporate power and authority to enter into this Agreement and the other agreements and instruments referred to in this Agreement that Seller is executing and delivering (the “Seller’s Additional Agreements”) and to carry out the transactions contemplated hereby and thereby.  The Company is in good standing and qualified to do business in each jurisdiction where the nature of its businesses requires such qualification, except where the failure to be in good standing or to be so qualified would not have a Material Adverse Effect.  A “Material Adverse Effect” shall mean a material adverse effect on the business, assets or condition (financial or otherwise) of the Company taken as a whole, excluding any such effects arising out of or resulting from changes in the general economy (including those arising from acts of war or terrorism) or the reaction of employees, suppliers or customers to (i) Seller’s entering into this Agreement, (ii) the announcement thereof or (iii) the consummation of the transactions contemplated hereby.

4.02                           Capitalization of Company and Title to Shares.  (a) The authorized capitalization of the Company consists of 1,000 shares of Common Stock, par value $0.01 per share, of which the Shares are the only issued and outstanding securities.  The Shares have been duly and validly authorized and issued, are fully paid and non-assessable and are subject to no preemptive rights.  There are not outstanding: (i) any options, warrants or other rights to purchase any capital stock of the Company;  (ii) any securities convertible into or exchangeable for shares of capital stock of the Company; or (iii) any other commitments of any kind to which the Company is party, or by which the Company is bound, for the issuance of any additional securities.

(b)                                 Seller has good and valid title to the Shares, free and clear of any lien, claim, charge, encumbrance, mortgage, pledge or security interest of any kind (“Lien”) and free and clear of any covenant, condition, restriction, right of first refusal, voting trust arrangement or adverse claim of any kind.

(c)                                  Other than as set forth on Schedule 4.02(c), the Company does not have any subsidiaries and does not own any equity interest in any other entity.  None of the subsidiaries set forth on Schedule 4.02(c) has any employees or material assets.  The Company has good and valid title to the shares of the respective subsidiaries, free and clear of any Liens and free and clear of any covenant, condition, restriction, right of first refusal, voting trust arrangement, adverse claims or rights relating to such subsidiary.  There are not outstanding: (i) any options, warrants or other rights to purchase any capital stock of any subsidiary; (ii) any securities convertible into or exchangeable for shares of capital stock of any subsidiary; or (iii) any other commitments of any kind to which any subsidiary is a party, or by which it is bound, for the issuance of any additional securities.

4.03                           Authorization of Agreement. The execution, delivery and performance by Seller of this Agreement and Seller’s Additional Agreements and the consummation by Seller of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action of Seller.  This Agreement and Seller’s Additional Agreements have been duly executed and delivered by Seller and constitute legal, valid and binding obligations of Seller, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the rights of creditors generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing.

4.04                           No Conflicts.  Assuming compliance with the notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), neither the execution, delivery or performance of this Agreement or any of Seller’s Additional Agreements, nor the consummation by Seller of the transactions contemplated hereby or thereby, nor compliance by Seller with the terms and provisions hereof or thereof, will, directly or indirectly (with or without notice or lapse of time or both), (i) contravene or conflict with the Certificate of Incorporation or By-Laws of Seller or the Company, (ii) contravene or conflict with, or result in the breach or termination of, or constitute a default under (or with notice or lapse of time or both, result in the breach or termination of or constitute a default under) or result in the termination or suspension of, or accelerate the performance required by the terms, conditions or provisions of, any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument to which Seller or the Company is a party or by which Seller or the Company is bound; (iii) constitute a violation by Seller or the Company of any law, statute, rule, regulation, ordinance, order, ruling, writ, judgment, injunction or decree (collectively, “Laws”) of any foreign or domestic federal, state or local legislative, judicial, executive or other governmental authority (“Governmental Authority”)

applicable to Seller or the Company or the Shares; or (iv) result in the creation of any Lien upon the Shares; except, in the case of clauses (ii) and (iii) above, for such conflicts, defaults, breaches, terminations, suspensions, acceleration of performance or violations which, taken as a whole, would not have a Material Adverse Effect or a material adverse effect on the Seller’s ability to consummate the transactions contemplated by this Agreement and the Seller’s Additional Agreements.

4.05                           No Consents.  Except as set forth on Schedule 4.05, no order, permission, consent, approval, license, authorization, registration, or validation of, or filing with, or notice to, or exemption by, any Governmental Authority is required to authorize, or is required in connection with, the execution, delivery or performance by Seller of this Agreement or any of Seller’s Additional Agreements, other than filings required under the HSR Act.

4.06                           Compliance with Laws.  The Company is in material compliance with all applicable Laws.

4.07                           Litigation.  Except as set forth on Schedule 4.07, there are no actions, suits, inquiries, proceedings or investigations pending or, to Seller’s knowledge, expressly threatened to be instituted by any third party before any court or other Governmental Authority (a) against the Company which, if decided adversely to the Company, would, individually or in the aggregate, have a Material Adverse Effect or (b) against Seller relating to the transactions contemplated by this Agreement or the Seller’s Additional Agreements.

4.08                           No Brokers.  Seller has not incurred any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees or commissions in connection with the transactions contemplated by this Agreement for which the Company is liable.

4.09                           Organization and Authority of Company.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the full corporate power and authority to carry on its business in all material respects as currently conducted.  True and complete copies of the Certificate of Incorporation and By-Laws of the Company, as amended to date, have heretofore been made available to Purchaser.

4.10                           Financial Statements.  Attached hereto as Schedule 4.10(a) are: (a) the unaudited statements of income for the Company for the years ended December 31, 2003 and December 31, 2004, respectively; and (b) the unaudited balance sheets of the Company as at December 31, 2003 and December 31, 2004 (collectively, the “Financial Statements”).  Except as set forth on Schedule 4.10(b), the Financial Statements have been prepared from books and records maintained by the Company consistent with past practice and in accordance with generally accepted accounting principles as in effect in the United States of America (“GAAP”).  The Financial Statements fairly present, in all material respects, the consolidated financial condition of the Company for the periods and as of the dates indicated and the results of operations for the periods then ended.

4.11                           Undisclosed Liabilities.  Except for the liabilities: (a) set forth on the Financial Statements or not required by GAAP to be reflected on the Financial Statements; (b) of the kind which are covered by other representations and warranties, regardless of materiality; or (c) incurred since December 31, 2004  in the ordinary course of business consistent with past practice, the Company is not subject to any liability or liabilities, whether absolute, accrued, contingent or otherwise and whether due or to become due, which would, individually or in the aggregate, have a Material Adverse Effect.

4.12                           Intellectual Property.  (a) Schedule 4.12(a) contains a complete and correct list and description (including the record owners and identifying numbers) of all registered patents, trademarks, trade names and services marks (and all existing and pending applications for, and extensions and reissuances of, any of the foregoing) owned by the Company.

(b) Except as set forth on Schedule 4.12(b), there are no proceedings pending or, to Seller’s knowledge, threatened against Seller or the Company that directly challenge, and no express claim or demand by any person or entity has been made to or upon the Company that directly challenges, the rights of the Company in respect of any patents, trademarks (including service marks and common law trademarks), trade names, trade dress, trade secrets, inventions, discoveries, copyrights, copyrighted or copyrightable subject matter, data bases or software developed by or for the Company (including software under development and all object codes, source codes and other related documentation), or applications for or extensions or reissuances of any of the foregoing (collectively, “Intellectual Property”), in the case of all such Intellectual Property, to the extent owned or otherwise used by the Company.

(c) Except as set forth on Schedule 4.12(c), no Intellectual Property owned by the Company is subject to any outstanding order, ruling, judgment, decree or stipulation by or with any Governmental Authority or any express and enforceable contract, agreement, commitment or undertaking with any person or entity restricting the scope of use of any such Intellectual Property or to Seller’s knowledge, infringes the rights of any other person or entity or is being infringed by any other person or entity.

(d)                                 Except as set forth on Schedule 4.12(d), the Company has not granted any material license (other than such licenses and permissions for one-time or other limited use granted in the ordinary course of business) to any person or entity to use any of the Intellectual Property owned or otherwise used by the Company.

(e)                                  The Company owns or has the right to use all of the Intellectual Property necessary to conduct its business immediately following the Closing as conducted immediately prior to the Closing.

4.13                           Contracts and Commitments.

(a)                                  Schedule 4.13 attached hereto lists: (i) all contracts that require the expenditure of, or involve the receipt of, more than $350,000  by the Company in any consecutive twelve-month period after the date hereof, other than those terminable on not more than 90 days’ notice; (ii) all agreements governing long-term indebtedness of, or any guarantee thereof by, the Company; (iii) all material licensing agreements with third parties to which the Company is a party; (iv) each collective bargaining or other agreement with any labor union or other representative of a group of employees; (v) each partnership, joint venture, contribution, tax sharing or other agreement involving a sharing of profits, losses, costs or liabilities by the Company with Seller or any third party; (vi) each written contract or other agreement to which the Company is a party and containing terms which impose or purport to impose non-competition obligations upon the Company; (vii) each written warranty, guaranty or other similar undertaking with respect to contractual performance extended by the Company other than in the ordinary course of business; and (viii) all real property leases (each, a “Real Estate Lease”) to which the Company is a party (collectively, “Material Contracts”).

(b)                                 The Company has not obtained any letter of credit for, or given any power of attorney to, any person or entity for any purpose whatsoever that, in each case, is outstanding or will be in effect on the Closing Date, except for the prosecution of patents and trademarks in the ordinary course of business.

(c)                                  The Company is not in default, and to Seller’s knowledge there is no basis for any claim of default, under any of the Material Contracts, except such claims or defaults as would not, individually or in the aggregate, have a Material Adverse Effect.  To the knowledge of Seller, all of the Material Contracts are in full force and effect and are valid, binding and enforceable in accordance with their respective terms.

(d)                                 Seller has heretofore delivered or made available to Purchaser true and correct copies of all of the Material Contracts, including all amendments, modifications and supplements thereto.

4.14                           Employee Benefits.

(a)                                  Schedule 4.14 hereto lists:

(i) all employment or severance agreements with any employee of the Company;

(ii) Each “employee benefit plan” as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or comparable provisions of foreign law, that is covered by ERISA or such comparable provisions of foreign law and that is maintained or provides benefits for the benefit of any employee of the Company (a “Plan”; collectively, the “Plans”); and

(iii) Each material plan, policy or arrangement not subject to ERISA maintained for the benefit of any employee of the Company and providing for retirement benefits, termination bonuses, deferred compensation, bonuses, severance, stock options, employee insurance coverage or any similar compensation or welfare benefit plan  (together with the plans described in Section 4.14(a)(ii), the “Employee Benefit Programs”; each individually, an “Employee Benefit Program”).

(b)                                 To the knowledge of Seller, each Plan and Employee Benefit Program has been maintained and administered at all times in material compliance with its terms and conditions and all applicable Laws, including but not limited to ERISA and the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), applicable to such Plan and Employee Benefit Program. Each Plan and Employee Benefit Program is subject to United States Laws.

(c)                                  To the knowledge of Seller, no “reportable event” (as such term is used in Section 4043 of ERISA), “prohibited transaction” (as such term is used in Section 406 of ERISA or Section 4975 of the Code), “fiduciary breach” under ERISA or “accumulated funded deficiency” (as such term is used in Section 412 or Section 4971 of the Code) has heretofore occurred with respect to any Plan and there exists no condition or set of circumstances which could result in a “reportable event” or any liability under Title IV of ERISA with respect to the Company.

(d)           Company has not contributed to or participated in any pension plan which is a “Multi Employer Plan,” as defined in Section 3(37) of ERISA.  No Plan is subject to Title IV of ERISA or Section 412 of the Code.

(e)                                  Except for the Employee Benefit Programs or as set forth on Schedule 4.14(e), there are no employment, stay bonus or severance agreements with any employee of the Company.

(f)                                    Complete and correct copies of all Plans and Employee Benefit Programs listed in Schedule 4.14 have been delivered or otherwise made available to Purchaser.

(g)                                 No employee of the Company is represented for purposes of collective bargaining.  There are no work stoppages or, to the Seller’s knowledge, threatened work stoppages, and to Seller’s knowledge, no union organizing effort is under way with respect to any employees of the Company.

4.15                           Absence of Certain Changes. Since December 31, 2004, no Material Adverse Effect has occurred and the Company has not:

(a)                                  except in the ordinary course of business, written off as uncollectible any notes or accounts receivable (or any portion thereof) that, individually or in the aggregate, are material to the Company or any of its subsidiaries;

(b)                                 except in the ordinary course of business, (i) sold, transferred or otherwise disposed of, or (ii) suffered any material damage or destruction (ordinary wear and tear excepted) of, or (iii) mortgaged, pledged or otherwise suffered or permitted the imposition of any Lien on, any properties or assets, whether real, personal, fixed, tangible or intangible, that, individually or in the aggregate, is material to the Company or any of its subsidiaries;

(c)                                  except in the ordinary course of business, made any capital expenditures or commitments for capital assets that, individually or in the aggregate, are material to the Company or any of its subsidiaries;

(d)                                 except in the ordinary course of business, made any change in any accounting practices, principles, policies or methods, except as required by law, or made any change in accounting standards that, individually or in the aggregate, are material to the Company or any of its subsidiaries;

(e)                                  except in the ordinary course of business, reduced any insurance coverages in any manner that, individually or in the aggregate, are material to the Company or any of its subsidiaries;

(f)                                    (i)  entered into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement), (ii) amended any of the Plans described on Schedule 4.14 or adopted any new employee benefit plan or (iii) granted any general increase in compensation, bonus or other benefits payable to employees of the Company;

(g)                                 amended its Certificate of Incorporation or By-laws;

(h)                                 made, revoked or changed any Tax election, adopted or changed any Tax accounting method or period, filed any amended Tax return or settled any Tax claim or assessment, that, individually or in the aggregate, are material to the Company or any of its subsidiaries; or

(i)                                     whether in writing or otherwise, agreed to take in the future any action that is otherwise prohibited to be taken pursuant to this Section 4.15.

4.16                           Transactions with Affiliates.  Except as described on Schedule 4.16, there are no services currently being provided to the Company by Seller or any other affiliate of the Company that are material to the Company.

4.17                           Insurance.  Schedule 4.17 hereto contains a list and brief description of all policies or binders of insurance held by or on behalf of the Company, or providing coverage for any of the properties, assets or operations of the Company or otherwise used in connection with the Company Business (in each case specifying the insurer, the amount of coverage and the type of insurance).

4.18                           Environmental Matters.  (a) The Company has not engaged in any operation upon any real property leased or owned by the Company on which any Hazardous Materials (as hereinafter defined) have been handled, manufactured, treated, stored, used or generated by the Company, except for such quantities handled, manufactured, treated, stored, used or generated in connection with the normal operation and maintenance of such property in the ordinary course of the business of the Company in material compliance with applicable Laws.

(b)                                 The Company is not a party to any litigation in which it is alleged, and the Company has not received express notice of or an express request for information related to any allegation or investigation of the possibility, that it or any of its assets is subject to any liability, clean-up or other obligation arising out of or relating to any discharge, or the storage, handling or disposal, of any Hazardous Material.

(c)                                  The Company is in compliance with all Environmental Laws (as hereinafter defined) relating to its leased or owned real properties.  The Company has not received any unresolved written or oral communication, relating to any of its owned or leased real property, from any Governmental Authority alleging that the Company is not in such full compliance and, to Seller’s knowledge, there are no circumstances that are reasonably likely to prevent or interfere with such compliance in the future.

(d)                                 “Environmental Laws” means all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws and regulations relating to emissions, discharges, disposal, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

(e)                                  “Hazardous Materials” means any material defined as a “hazardous substance” under Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, as amended.

4.19                           Taxes.  Except as set forth on Schedule 4.19, the Company and each of its subsidiaries has duly and timely filed, or has had filed on its behalf (including extensions), with the appropriate Taxing authority all material Tax Returns (as defined in Section 9.04) and reports due on or before the date hereof, such tax returns are accurate and complete in all material respects and the Company and each of its subsidiaries has paid all material Taxes (as defined in Section 9.04) shown to be due and payable on such Tax Returns.  Except as set forth on Schedule 4.19, there are no ongoing federal, state, local or foreign Tax audits or examinations with respect to Company or any of its subsidiaries.  None of the Company or any of its subsidiaries has any liability for Taxes of any person or entity other than the Company or any of its subsidiaries (i) other than as a member of a group of which PRIMEDIA is parent, under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as transferee or successor, (iii) by contract or (iv) otherwise, for any taxable period for which the applicable statute of limitations has not expired; except, in the case of clauses (ii), (iii) and (iv) above, for such liability which, taken as a whole, would not have a Material Adverse Effect.

4.20                           Assets. The material tangible properties and assets currently used by the Company in the conduct of its business (including, without limitation, the material tangible assets reflected on the Financial Statements) are in good operating condition (subject to normal wear and tear), and are adequate and sufficient for the operation of the Company Business as now conducted.  All of the material tangible assets of the Company used to conduct its business as of the date hereof or as of the Closing Date, as applicable, are owned or leased by it.

4.21                           Leases.  To Seller’s knowledge, there is no default by any other party under any Real Estate Lease and, except as set forth on Schedule 4.21 to Seller’s knowledge, there is no fact or circumstance that, with the giving of notice or lapse of time or both, would constitute a default thereunder.

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF PURCHASER.

Purchaser represents and warrants to Seller as follows:

5.01                           Organization of Purchaser.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has the full corporate power and authority to enter into this Agreement and the other agreements and instruments referred to in this Agreement that Purchaser is executing and delivering (the “Purchaser’s Additional Agreements”; together with the Seller’s Additional Agreements, the “Additional Agreements”), and to carry out the transactions contemplated hereby and thereby.

5.02                           Authorization of Agreement.  The execution, delivery and performance by Purchaser of this Agreement and Purchaser’s Additional Agreements and the consummation by Purchaser of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action of Purchaser.  This Agreement and Purchaser’s Additional Agreements have been duly executed and delivered by Purchaser and constitute legal, valid and binding obligations of Purchaser, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the rights of creditors generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing.

5.03                           No Conflicts.  Assuming compliance with notification requirements of the HSR Act, neither the execution, delivery or performance of this Agreement or any of Purchaser’s Additional Agreements, nor the consummation by Purchaser of the transactions contemplated hereby or thereby, nor compliance by Purchaser with the terms and provisions hereof or thereof will: (i) conflict with the Certificate of Incorporation or Bylaws of Purchaser; (ii) conflict with, or result in the breach or termination of, or constitute a default (or with notice or lapse of time or both, constitute a default) under or result in the termination or suspension of, or accelerate the performance required by any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument to which Purchaser is a party or by which Purchaser is bound; or (iii) constitute a violation by Purchaser of any Law of any Governmental Authority applicable to Purchaser; except, in the case of clauses (ii) and (iii) above, for such conflicts, defaults, breaches, terminations, suspensions or acceleration of performance which, taken as a whole, would not have a material adverse effect on the Purchaser’s ability to consummate the transactions contemplated by this Agreement and the Purchaser’s Additional Agreements.

5.04                           No Consents.  No order, permission, consent, approval, license, authorization, registration, or validation of, or filing with, or notice to, or exemption by, any Governmental Authority is required to authorize, or is required in connection with, the execution, delivery or performance by Purchaser of this Agreement or any of Purchaser’s Additional Agreements other than filings required under the HSR Act.

5.05                           Litigation.  There are no actions, suits, inquiries, proceedings or investigations pending, or, to Purchaser’s knowledge, threatened before any court or other Governmental Authority against Purchaser relating to the transactions contemplated by this Agreement or the Purchaser’s Additional Agreements.

5.06                           No Brokers.  Purchaser has not incurred any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees or commissions in connection with the transactions contemplated by this Agreement.

5.07                           Investment Purpose.  (a)  Purchaser is purchasing the Shares for its own account for investment purposes and not with a view toward distribution or re-sale in violation of the Securities Act of 1933, as amended (the “Securities Act”), or any other applicable securities laws, rules or regulations.

(b)  Purchaser acknowledges that none of the Shares has been registered under federal law or qualified under state law, but rather have been offered for sale in accordance with certain exemptions under applicable law, and that the Shares may not be resold by it unless they are subsequently registered or qualified under applicable law, or an exemption from such registration and qualification is then available.

5.08                           Purchaser’s Examination.  (a)  Purchaser is not relying on any forecasted operating results or budgets of the Company prepared by or on behalf of Seller; and

(b)                                 Purchaser acknowledges and agrees that no representation or warranty has been or is being made by Seller except as expressly set forth in this Agreement and no representation or warranty is being made by Seller as to the future operations or prospects of the Company.

5.09                           Board Meeting.  Purchaser has a meeting of the Board of Directors of Purchaser (the “Board”) scheduled for Thursday, February 17, 2005 for the purposes of, among other things, considering the transactions contemplated by this Agreement and management of Purchaser will recommend to the Board the approval and prompt execution of this Agreement and the transactions contemplated herein.

ARTICLE VI. FURTHER AGREEMENTS OF THE PARTIES.

6.01                           Expenses.  Except as otherwise specified herein, Purchaser and Seller shall bear their own respective expenses, and the Company shall not bear any of the expenses, incurred in connection with the negotiation and preparation of this Agreement, the Additional Agreements and the consummation and performance of the transactions contemplated hereby and thereby and in connection with all obligations required to be performed by each of them under this Agreement and the Additional Agreements, except as otherwise may be provided herein.

6.02                           Resignations.  On the Closing Date, Seller shall cause all directors of the Company to resign and shall cause any officers that are not employees of the Company to resign as officers of the Company.

6.03                           Employees.  (a)  Following the Closing, each employee of the Company (including those employees of the PRIMEDIA Internet Resource Technology Group set forth on Schedule 6.03(a)) (each, a “Company Employee”; collectively, the “Company Employees”) shall be employed by Purchaser at no less than the wage or salary, commission and bonus opportunity formula of such employee in effect on the Closing Date.  For a period of one year following the Closing, Purchaser shall provide to each Company Employee employed by the Company or PRIMEDIA immediately prior to the Closing either (i) the employee benefit programs it provides to other employees in its similar United States operations or (ii) employee benefits that, in the aggregate, are substantially as beneficial as those in effect immediately prior to Closing for such Company Employee; provided, however, that if such Company Employee ceases to be an employee of Purchaser during such one year period, Purchaser shall have no obligation to continue providing employee benefits to such Company Employee following termination, other than those employee benefits as required by law, including, without limitation, health care benefits in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(b)                                 Purchaser shall, as to all Company Employees, cause its insurance carriers and benefit plan administrators or trustees to:  (i) recognize service with the Company (and any predecessors thereto and any other subsidiary of Seller) prior to Closing (“Prior Service”) for purposes of eligibility to enroll in its welfare plans (e.g., its life, medical, dental, accident, disability and similar benefit plans); and (ii) provide each Company Employee with credit under its medical plan for payments made under the PRIMEDIA Medical Plan in satisfying any deductible or out-of-pocket limit requirements.

(c)                                  Purchaser shall recognize Prior Service for all Company Employees for purposes of determining entitlement to vacation and sick leave as employees under its applicable vacation and sick leave policies.  Purchaser shall recognize Prior Service for purposes of determining entitlement to and the amount of any severance benefits which may be payable by Purchaser to any Company Employee.  For a period of one year following the Closing Date, Purchaser shall pay to any Company Employee who is terminated by the Company “without cause,” severance in an amount no less than the amount payable under any Employee Benefit Program providing for severance benefits (as set forth on Schedule 4.14).

(d)                                 Purchaser shall recognize Prior Service for all Company Employees for purposes of eligibility and vesting, but not for benefit accrual, under each benefit program that provides savings, or other deferred benefits which is adopted, maintained, or contributed to by Purchaser or any of its affiliates to the extent Company Employees participate or are eligible for participation after the Closing.

6.04                           Further Assurances.  Each of Purchaser and Seller shall execute such documents and other papers and take such further actions as the other party may reasonably request in order to carry out the provisions hereof and the transactions contemplated hereby, including, without limitation, (a) to obtain any consents from any party to any Material Contract which is required in connection with the transactions contemplated hereby, provided that such obligation shall not require the expenditure of money by Seller and (b) to execute such written instruments as may be required to assume obligations under contracts, including Material Contracts, to which Company is a party  (including, without limitation, that certain Google Services Agreement, dated as of October 23, 2003, between Google, Inc., Company and PRIMEDIA).  The parties shall cooperate with each other in connection with any litigation relating to the Company, including, without limitation, the lawsuit entitled Deborah Levinson et al. v.  PRIMEDIA Inc., et al. (S.D.N.Y. 02 CIV 2222) (the “Lawsuit”), which cooperation shall include, at a minimum, providing reasonable access to the Company’s books and records and employees (current or former) Company.

6.05                           Correspondence.  Each party will promptly remit to the other party or the Company any correspondence or amounts received by it which properly belong to the other party or the Company, as the case may be.

6.06                           Record Retention.  Each party shall maintain the agreements, documents, books, records and files relating to the Company, to the extent they exist (collectively, “Records”) for a period of six years following the Closing Date, or, in the case of Records related to Taxes, until 60 days following the expiration of the applicable statute of limitations; provided that if any party intends to destroy any Records after such time period, it shall first offer such Records to the other parties prior to any such destruction.  From and after the Closing Date, upon reasonable written notice, Purchaser and Seller shall furnish or cause to be furnished to each other and their representatives, employees, counsel and accountants, access, during normal business hours and upon reasonable prior written notice, to Records relating to periods prior to the Closing Date, and shall permit such persons to examine and copy, at such persons’ sole cost and expense, such Records to the extent reasonably requested by the other party as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any Tax Returns, in connection with any litigation or the defense of any claim or assessment.  The parties agree to cooperate so that such access does not unreasonably disrupt the normal operations of Purchaser, Seller or the Company.  Notwithstanding anything herein to the contrary, Seller shall be permitted to retain copies of Records related to the Lawsuit.

6.07                           Regulatory and Other Authorizations.  Each of Purchaser and Seller shall use its reasonable best efforts to obtain all governmental authorizations of all Governmental Authorities that may be or become necessary for its respective execution and delivery of, and the respective performance of its obligations pursuant to, this Agreement. Purchaser and Seller shall use their reasonable best efforts to file, within five (5) business days after the date hereof, and in any event shall file not later than ten (10) business days after the date hereof, their respective Notification and Report Forms under the HSR Act with respect to the transactions contemplated hereby and shall request early termination of the waiting period applicable to such filings under the HSR Act.  Each of Purchaser and Seller agrees to respond as promptly as practicable to any request for additional information or documentary material made pursuant to the HSR Act.  Purchaser agrees to take any and all efforts to avoid or eliminate each and every impediment under any antitrust law that may be asserted by any Governmental Authority or any other party so as to enable the parties to close the transactions contemplated hereby as expeditiously as reasonably practicable including, without limitation, committing to and/or effecting, by consent decree, hold separate orders, or otherwise, the sale or disposition of (i) Purchaser’s assets or (ii) businesses to be acquired by Purchaser pursuant hereto, each as are required to be divested in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the transactions contemplated hereby.

6.08                           Conduct of Business Pending the Closing.  (a) From the date hereof until the Closing, except as otherwise contemplated by this Agreement, Seller shall cause the Company to operate its business in substantially the same manner as it had been regularly conducted prior to the date hereof.

(b)                                 Without limiting the generality of the foregoing, from the date hereof until the Closing, Seller shall cause the Company not to take any of the following actions without the express written consent of Purchaser:

(i)                                     except in the ordinary course of business, incur any obligations or liabilities (whether absolute, accrued or contingent and whether due or to become due);

(ii)                                  write off as uncollectible any notes or accounts receivable (or any portion thereof) that are material to the Company or its subsidiaries taken as a whole;

(iii)                               sell, transfer or otherwise dispose of, or mortgage, pledge or otherwise permit the imposition of any Lien on, any material properties or assets, whether real, personal, fixed, tangible or intangible;

(iv)                              make any capital expenditures or commitments for capital assets in excess of $100,000;

(v)                                 make any change in any accounting practices, principles, policies or methods, except as required by law, or make any change in accounting standards that are material to the Company or its subsidiaries taken as a whole unless required by law;

(vi)                              reduce any insurance coverages applicable to the Company that are material to the Company or its subsidiaries taken as a whole;

(vii)                           enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement), (ii) amend any of the Plans described on Schedule 4.14 or adopt any new employee benefit plan or (iii) grant any general increase in compensation, bonus or other benefits payable to employees of the Company;

(viii)                        amend its Certificate of Incorporation or By-laws;

(ix)                                terminate any license, lease or other contract or agreement that otherwise would have constituted a Material Contract pursuant to Section 4.13(a);

(x)                                   cancel or waive any claims or rights that, individually or in the aggregate, have a value in excess of $100,000;

(xi)                                subject to Section 6.15, institute or settle any pending or threatened litigation, action or proceeding involving the Company or any of its directors, officers, employees or agents (in their respective capacities as such);

(xii)                             issue or authorize the issuance of, or agree to issue or sell any shares of capital stock of any class (whether through the issuance or granting of options, warrants, commitments, convertible securities, subscriptions, rights to purchase or otherwise);

(xiii)                          reclassify, combine, split, purchase or redeem any shares of its capital stock or purchase or redeem any rights, warrants or options to acquire any such shares;

(xiv)                         make, revoke or change any Tax election, adopt or change any Tax accounting method or period, file any amended Tax Return or settle any Tax claim or assessment, that, individually or in the aggregate, are material to the Company or its subsidiaries; or

(xv)                            whether in writing or otherwise, agree to take in the future any action that is otherwise prohibited to be taken pursuant to the preceding provisions of this Section 6.08.

6.09                           No Disclosure; Press Releases.  (a) Each of Purchaser and Seller agrees that it shall not make any public announcement or issue any press release in connection with the transactions contemplated hereby, except (i) as provided in Section 6.09(b) or (ii) if Purchaser or Seller (x) is ordered to make such disclosure by a court of competent jurisdiction or (y) is advised by legal counsel that such disclosure is required under applicable Laws or the rules and regulations of any stock exchange upon which Purchaser’s or Seller’s securities are traded, in which case the party making the required disclosure shall inform the other party as to the timing and contents of such disclosure prior to making such disclosure.

(b)                                 Purchaser and Seller shall not issue any press release in connection with the transactions contemplated hereby, without prior approval of the other party.  Any subsequent press release or public announcement made by either party hereto after approval of a press release shall be consistent with (including in scope) the mutually agreed upon press release or releases.

6.10                           Bank Accounts.         On or prior to the Closing Date, Seller shall withdraw from the bank accounts of the Company all cash deposited therein and shall disengage all bank accounts of the Company from those of Seller and its affiliates.  Purchaser shall cause the Company to honor and cause to be paid all checks written on such accounts prior to the Closing Date.

6.11                           Transfer Taxes.  With the exception of any Taxes resulting from or attributable to a Section 338(h)(10) Election, for which Seller shall be solely liable, Seller and Purchaser shall each pay half of any state or local sales, transfer, registration or like Taxes (as defined in Section 9.04) payable in connection with the transactions contemplated pursuant to this Agreement.  The party that is legally required to file a Tax Return relating to such Taxes shall be responsible for preparing and timely filing such Tax Return.

6.12                           Guarantees, Joint Obligations.  To the extent that (a) Seller or any of its subsidiaries is a guarantor of any obligations of the Company to any third party, including, without limitation, obligations of the Company under any equipment lease or contract, or (b) Seller or any of it subsidiaries is jointly liable with the Company on any contract, Purchaser agrees that (i) prior to the Closing Date it shall use its commercially reasonable efforts (without any expenditure of monies) to have Seller and its subsidiaries, as applicable, released from all such guarantees and (ii) Purchaser shall be solely responsible for the breach of any such contract to the extent that such breach arises from the conduct of the business of the Company from and after the Closing Date.  In the event that Purchaser is unable to obtain the release of any guarantees prior to the Closing Date, Purchaser shall indemnify and hold harmless Seller and its subsidiaries from and against any and all loss, liability or damage arising out of or relating to its obligations under such guarantees.  Notwithstanding the foregoing, in the event that any of the leases guaranteed by Seller or any of its subsidiaries contain an option to renew, Purchaser shall not renew such lease without having Seller and its subsidiaries, as applicable, released from such guarantee.

6.13                           Efforts to Close. During the period commencing on the date of this Agreement and continuing until the Closing Date, each of Purchaser and Seller shall use their reasonable best efforts to consummate the transactions contemplated by this Agreement, including efforts to comply promptly with all requests or requirements which applicable federal or state law or governmental officials may impose on them with respect to the transactions which are the subject of this Agreement.

6.14                           Access to the Company.  Prior to the Closing Date, Purchaser shall be entitled, through its employees and representatives, to make such reasonable investigation of the assets, properties, business and operations of the Company as Purchaser may reasonably request, provided that any such investigation shall be conducted at reasonable times, on reasonable prior notice, and under reasonable circumstances.

6.15                           Lawsuit.  Notwithstanding anything to the contrary herein, PRIMEDIA agrees to retain and to continue to control the defense of the Lawsuit after the Closing Date and to be responsible for any and all damages, losses, liabilities, costs and expenses (including, without limitation, all amounts paid in settlement and legal fees and expenses) that arise from, relate to or are attributable to the Lawsuit; other than legal fees and expenses incurred by Purchaser in connection with retaining counsel separate from counsel retained by PRIMEDIA for the defense of PRIMEDIA and Company in the Lawsuit.  PRIMEDIA shall have the right to settle the Lawsuit on monetary terms of its choosing, and Purchaser and Company shall consent to any such monetary settlement and shall execute promptly all documents required to effectuate such settlement.  PRIMEDIA shall not have the right, without the consent of Purchaser and Company, to settle the Lawsuit on any terms which include the reclassification of any Company Guide as an employee for any period of time or which contain an admission that any Company Guide is or was an employee of the Company.

6.16                           About Web Services Patent.  PRIMEDIA shall use reasonable efforts to have the obligation of the Company to indemnify Mega Web Services, Inc. in respect of any claims regarding the About Web Services Patent (as such obligation is set forth in that certain Asset Purchase Agreement, dated as of April 1, 2004 between About, Inc., United Online, Inc. and Web Services, Inc. and described generally on Schedule 4.12 to this Agreement) assigned to PRIMEDIA so as to release the Company from such obligation.  If such release is not obtained, PRIMEDIA agrees to indemnify the Purchaser Indemnified Parties for any Claims relating to the About Web Services Patent in accordance with Article VIII of this Agreement, but not subject to any threshold or limitation set forth in Sections 8.02(b) and 8.02(c) of such Article VIII.

6.17                           Utah Lease Obligation.  PRIMEDIA shall use reasonable efforts to have the obligation of the Company, pursuant to that certain Assignment and Assumption of Lease and Consent, dated as of April 2, 2004, among the Company, Mega Web Services, Inc. and Novell, Inc. (relating to a lease for space in the building located at 1253 North Research Technology Way, Orem, Utah (the “Utah Lease”)), to remain jointly and severally liable with Mega Web Services, Inc. for obligations arising under the Utah Lease assigned to PRIMEDIA so as to release the Company from such obligation.  If such release is not obtained, PRIMEDIA agrees to indemnify the Purchaser Indemnified Parties for any Claims relating to the Utah Lease in accordance with Article VIII of this Agreement, but not subject to any threshold or limitation set forth in Sections 8.02(b) and 8.02(c) of such Article VIII.

6.18                           New York City Industrial Development Agency Matters.  PRIMEDIA shall use reasonable efforts to settle all outstanding matters with the New York City Industrial Development Agency relating to that certain Lease Agreement, dated May 1, 2000, between New York City Industrial Development Agency and About.com, Inc. (the “IDA Lease”).  PRIMEDIA shall retain sole financial liability for any settlement.  Notwithstanding the fact that the New York City IDA has terminated the IDA Lease, there remain continuing obligations to (i) maintain the presence in New York City of Company employees and (ii) file annual reports reporting the number of employees of the Company, and Purchaser shall assume such obligations under the IDA Lease.  Furthermore, PRIMEDIA agrees to indemnify the Purchaser Indemnified Parties for any Claims relating to the IDA Lease (including, without limitation, any liabilities associated with Purchaser’s continuing obligations thereunder, other than liabilities arising from a breach of the IDA Lease by Purchaser, and Purchaser relocating employees outside of New York City) in accordance with Article VIII of this Agreement, but not subject to any threshold or limitation set forth in Sections 8.02(b) and 8.02(c) of such Article VIII.

6.19                           Release of Guaranty of Credit Agreements and Indentures.  PRIMEDIA shall deliver to Purchaser at Closing documents (the “Financial Instrument Releases”), reasonably satisfactory to Purchaser, evidencing the release of the Company from all obligations to guarantee the indebtedness of PRIMEDIA under the following financial instruments:  (i) the Credit Agreement, dated as of June 20, 2001, among PRIMEDIA, various lending institutions, Bank of America, N.A., as Syndication Agent, The Bank of New York and The Bank of Nova Scotia, as Co-Documentation Agents, and JP Morgan Chase Bank, as

Administrative Agent; (ii) the Credit Agreement, dated as of May 14, 2004, among PRIMEDIA, various lending institutions, Bank of America, N.A., as Syndication Agent, Citicorp North America, Inc., as Co-Syndication Agent, and JPMorgan Chase Bank, as Administrative Agent; (iii) US$175,000,000 aggregate principal amount of PRIMEDIA’s Senior Floating Rate Notes due 2010, pursuant to an Indenture dated as of May 14, 2004 between PRIMEDIA and The Bank of New York, as Trustee; (iv) US$300,000,000 aggregate principal amount of PRIMEDIA’s 8% Senior Notes due 2013, pursuant to an Indenture dated as of May 15, 2003 between PRIMEDIA and The Bank of New York, as Trustee; (v) US$500,000,000 aggregate principal amount of PRIMEDIA’s 8 7/8% Senior Notes due 2011, pursuant to an Indenture dated as of May 8, 2001 between the PRIMEDIA and The Bank of New York, as Trustee; and (vi) US$250,000,000 aggregate principal amount of PRIMEDIA’s 7 5/8% Senior Notes due 2008, pursuant to an Indenture dated as of February 17, 1998 between PRIMEDIA and The Bank of New York, as Trustee.

6.20                           Lease Agreement (and subleases) for 1440 Broadway.  PRIMEDIA shall use reasonable efforts to have that certain Lease, dated December 31, 1999 between 1440 Broadway Partners LLC and About.com, Inc., as amended, together with all subleases related thereto (collectively, the “1440 Leases”) assigned to PRIMEDIA so as to release the Company from any contractual obligations thereunder.  If PRIMEDIA is not able to assume the 1440 Leases, PRIMEDIA agrees to indemnify the Purchaser Indemnified Parties for any Claims relating to the 1440 Leases in accordance with Article VIII of this Agreement, but not subject to any threshold or limitation set forth in Sections 8.02(b) and 8.02(c) of such Article VIII.

6.21                           Seventeenth Street Sublease.  By virtue of the transactions contemplated by this Agreement, Purchaser shall assume all of the rights and obligations of the

Company under that certain Agreement of Sublease, dated January 1, 2005, between PRIMEDIA Magazines, Inc. (a wholly-owned subsidiary of PRIMEDIA) and the Company (the “Sublease”) and remain a sub-subtenant under such Sublease, subject to obtaining the necessary consents thereunder.  PRIMEDIA agrees that for the term remaining under the Sublease, PRIMEDIA shall not, without the prior consent of Purchaser, either terminate (other than as a result of a breach by Purchaser under the Sublease) or amend the Sublease so as to adversely affect the ability of Purchaser to continue using the premises thereunder.

6.22                           Embarcadero Center Lease.  PRIMEDIA shall assign to the Company, and Company shall assume, all rights and obligations under that certain HQ Global Workplaces Services Agreement, dated as of January 29, 2004 (including Letter Agreement dated December 14, 2004 extending terms of Services Agreement through January 31, 2006).

6.23                           DoubleClick Agreements.  For a period of up to six (6) months following the Closing Date, Purchaser shall (i) continue to allow PRIMEDIA to access, in a manner consistent in scope and at the service levels PRIMEDIA was using prior to the Closing Date, the services provided by DoubleClick, Inc. (“DoubleClick”) to PRIMEDIA under the DoubleClick Agreements and (ii) provide assistance on escalation and administrative issues with DoubleClick as reasonably requested by PRIMEDIA ((i) and (ii), collectively, the “DoubleClick Services”).  In consideration for the DoubleClick Services, PRIMEDIA shall pay to Purchaser its share of usage fees based on the terms set forth in the DoubleClick Agreements.  PRIMEDIA shall use reasonable efforts to enter into its own agreements with DoubleClick or another third party for provision of services similar to the DoubleClick Services as soon as practicable after the Closing.  For purposes of this Section 6.23, “DoubleClick Agreements” shall mean that certain (i) DART Service Agreement for Publishers, dated December 1, 1999, as amended and (ii) DoubleClick Email Service Attachment, Dated

November 1, 2001, as amended.

6.24                           Sales Order System.  Notwithstanding anything herein to the contrary, PRIMEDIA shall be permitted to retain a copy of the Company’s Sales Order System (“SOS”) and shall be permitted to use, copy, modify, execute, reproduce and display the SOS for PRIMEDIA’s own use; provided that PRIMEDIA shall not sublicense or sell the SOS to any third party.

ARTICLE VII. CONDITIONS TO CLOSING.

7.01                           Conditions to Closing. (a) The obligation of Purchaser to consummate the transactions contemplated under this Agreement is subject to the fulfillment, as of the Closing Date, of each of the following conditions:

(i)                                     Each of the representations and warranties of Seller in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct, on and as of such earlier date);

(ii)                                  Seller shall have performed and complied in all material respects with all covenants, obligations and undertakings required by this Agreement to be performed or complied with on or prior to the Closing Date;

(iii)                               The applicable waiting period, including any extension thereof, under the HSR Act shall have expired without action taken to prevent consummation of the transactions contemplated by this Agreement;

(iv)                              No judgment, order or decree shall have been rendered which has the effect of enjoining the consummation of the transactions contemplated by this Agreement; and

(b)                                 The obligation of Seller to consummate the transactions contemplated under this Agreement is subject to the fulfillment, as of the Closing Date, of each of the following conditions:

(i)                                     Each of the representations and warranties of Purchaser in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects, on and as of such earlier date);

(ii)                                  Purchaser shall have performed and complied in all material respects with all covenants, obligations and undertakings required by this Agreement to be performed or complied with on or prior to the Closing Date;

(iii)                               The applicable waiting period, including any extension thereof, under the HSR Act shall have expired without action taken to prevent consummation of the transactions contemplated by this Agreement; and

(iv)                              No judgment, order or decree shall have been rendered which has the effect of enjoining the consummation of the transactions contemplated by this Agreement.

7.02                           Documents to be Delivered by Seller. At the Closing, Seller shall deliver to Purchaser the following:

(a)                                  the certificate representing all of the Shares, together with an appropriate stock power attached and duly executed;

(b)                                 (i) a copy of resolutions adopted by the Board of Directors (or the Executive Committee thereof) of Seller authorizing the execution, delivery and performance of this Agreement and Seller’s Additional Agreements as applicable, and (ii) a certificate of a duly authorized officer of Seller, dated the Closing Date, stating that such resolutions were duly adopted and are in full force and effect at such date, and setting forth the incumbency of each person executing this Agreement, or any document required by this Section 7.02 on behalf of Seller;

(c)                                  the minute books, corporate seal, and Records for the Company;

(d)                                 the resignations referred to in Section 6.02;

(e)                                  a certificate duly executed by an executive officer of Seller, dated the Closing Date, with respect to Sections 7.01(a)(i) and (ii);

(f)                                    a certificate duly executed by an executive officer of Seller, dated the Closing Date, stating that Seller is not a “foreign” person within the meaning of Section 1445 of the Code, which certificate shall set forth all information required by, and otherwise be executed in accordance with, Treasury Regulation Section 1.445-2(b)(2);

(g)                                 the Transition Services Agreement, substantially in the form attached as Exhibit A hereto, dated the Closing Date, and duly executed and delivered by PRIMEDIA (the “TSA”);

(h)                                 the Guaranty, substantially in the form attached as Exhibit B hereto, dated the Closing Date, and duly executed by PRIMEDIA;

(i)                                     the Financial Instrument Releases referred to in Section 6.19

7.03                           Documents to be Delivered by Purchaser.  At the Closing, Purchaser shall deliver to Seller the following:

(a)                                  (i) a copy of resolutions adopted by the Board of Directors for each of Purchaser and Parent authorizing the execution, delivery and performance of this Agreement and the Purchaser’s Additional Agreements as appropriate, and (ii) a certificate of a duly authorized officer of Purchaser and Parent, dated the Closing Date, stating that such resolutions were duly adopted and are in full force and effect at such date, and setting forth the incumbency of each person executing this Agreement, or any document required by this Section 7.03 on behalf of Purchaser or Parent; and

(b)                                 a certificate duly executed by an executive officer of Purchaser, dated the Closing Date, with respect to Sections 7.01(b)(i) and (ii); and

(c)                                  the TSA, dated the Closing Date, and duly executed and delivered by Purchaser.

7.04                           Funds to be Delivered.  At the Closing, Purchaser shall wire to Seller the Base Purchase Price referred to in Article I.

ARTICLE VIII. INDEMNIFICATION.

8.01                           Survival. The covenants, representations and warranties of Seller, on the one hand, and Purchaser, on the other hand, shall survive the Closing Date until the twelve (12) month anniversary of the Closing Date (the “Scheduled Survival Date”), other than (i) the representations and warranties in Sections 4.01 (Organization of Seller), 4.02 (Capitalization of Company and Title to Shares), 4.03 (Authorization of Agreement), 4.09 (Organization and Authority of Company), 5.01 (Organization of Purchaser) and 5.02 (Authorization of Agreement), all of which shall survive indefinitely, (ii) the representations and warranties in Section 4.19 (Taxes), which shall survive until 60 days following the expiration of the applicable statute of limitations, (iii) any covenants and agreements on the part of Seller or Purchaser, as applicable, set forth herein or in any of the Additional Agreements to be performed at and after the Closing Date and having no specified term shall survive indefinitely and (iv) any covenants and agreements on the part of Seller or Purchaser, as applicable, set forth herein or in any of the Additional Agreements to be performed at and after the Closing Date and having a specified term shall survive until the end of such specified term.  The expiration of any covenant, representation or warranty shall have no effect on the continued validity of any claim if written notice was given in accordance with this Article VIII before the date of such expiration.

8.02                           Indemnification by Seller. (a) Subject to the provisions of this Article VIII, Seller shall indemnify, defend and hold harmless Purchaser, Purchaser’s subsidiaries and other affiliates and their respective officers, directors, employees, agents and representatives (collectively, “Purchaser Indemnified Parties”) from, against and in respect of any and all damages, losses, charges, claims, penalties, liabilities, demands, actions, suits, costs and expenses (including, without limitation, all fines, interest, amounts paid in settlement and reasonable legal fees and expenses) (collectively, “Claims”), that arise from or relate or are attributable to (i) any breach by Seller of any representation or warranty made by Seller, in each case, under Article IV hereof, (ii) any breach of any covenant or agreement on the part of Seller set forth in this Agreement or in any of Seller’s Additional Agreements, (iii) any liability or obligation to brokers retained by Seller in connection with the transactions contemplated by this Agreement, (iv) any liability for Taxes (A) imposed on Seller or any member (other than the Company and its subsidiaries) of a consolidated, affiliated, combined, unitary or similar group with which Seller or any affiliate files a consolidated, affiliated, combined, unitary or similar Tax return for any tax period, (B) imposed on or payable by the Company or its subsidiaries under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law) by reason of the Company or its subsidiaries being included in any consolidated, affiliated, combined, unitary or similar group at any time on or before the Closing Date; (C) imposed on or payable by the Company or any of its subsidiaries with respect to any Tax period that ends on or before the Closing Date or includes the Closing Date or (D) imposed as a result of or attributable to any Section 338(h)(10) Election, in each case excluding any amount expressly provided in the Closing Date Statement as Accrued Taxes and other than Taxes attributable to any action taken on or after the Closing Date by Purchaser (except for any Section 338(h)(10) Election and such actions required by Law or otherwise agreed to by the parties in this Agreement), and (v) any liability of Purchaser arising from (A) the About Web Services Patent Issue set forth on Schedule 4.12, (B) the Utah Lease, (C) the IDA Lease, (D) the 1440 Leases or (E) the Lawsuit.

(b)                                 Notwithstanding the foregoing, Seller shall have no liability to indemnify any Purchaser Indemnified Party on account of any Claim or series of related Claims pursuant to clauses (i) and (ii) of Section 8.02(a) (other than covenants under Section 6.15 (Lawsuit), as to which the threshold amount set forth in this Section 8.02(b) shall not apply) unless and until and only to the extent that the liability of Seller in respect of such Claims, when aggregated with its liability in respect of all such other Claims made pursuant to clauses (i) and (ii) of Section 8.02(a), amounts to more than Eight Million Two Hundred Thousand Dollars ($8,200,000), whereupon Seller shall be liable to pay such amounts due pursuant to clauses (i) and (ii) of Section 8.02(a) only in excess thereof.  For the avoidance of doubt, the threshold set forth in this Section 8.02(b) shall not apply to indemnification for (i) Taxes under Section 8.02(a)(iv); provided that Seller shall have no liability to indemnify any Purchaser Indemnified Party on account of any Claim or series of related Claims pursuant to clauses (iv) of Section 8.02(a) unless and until and only to the extent that the liability of Seller in respect of such

Claims, when aggregated with its liability in respect of all such other Claims made pursuant to clauses (iv) of Section 8.02(a), amounts to more than $50,000, whereupon Seller shall be liable to pay such amounts due pursuant to clauses (iv) of Section 8.02(a) only in excess thereof, (ii) the About Web Services Patent Issue set forth on Schedule 4.12, (iii) the Utah Lease, (iv) the IDA Lease and (v) the 1440 Leases.

(c)                                  The maximum aggregate liability of Seller for any and all Claims under clauses (i) and (ii) of Section 8.02(a) (other than obligations under Section 6.15 (Lawsuit), as to which the limitation set forth in this Section 8.02(b) shall not apply) shall not exceed One Hundred Two Million Five Hundred Thousand Dollars ($102,500,000) in the aggregate.  For the avoidance of doubt, the maximum aggregate liability set forth in this Section 8.02(c) shall not apply to indemnification for (i) Taxes under Section 8.02(a)(iv), (ii) the About Web Services Patent Issue set forth on Schedule 4.12, (iii) the Utah Lease, (iv) the IDA Lease and (v) the 1440 Leases.

8.03                           Indemnification by Purchaser.  Subject to the provisions of this Article VIII, Purchaser shall indemnify, defend and hold harmless Seller, Seller’s subsidiaries and affiliates and their respective officers, directors, employees, agents and representatives (including any predecessor of or successor to any of the foregoing) from, against and in respect of any and all Claims that arise from or relate or are attributable to (i) any breach by Purchaser of any representation or warranty made by Purchaser, in each case, under Article V hereof, (ii) any breach of any covenant or agreement on the part of Purchaser set forth in this Agreement or in any of Purchaser’s Additional Agreements and (iii) any liability or obligation to brokers retained by Purchaser in connection with the transactions contemplated by this Agreement.

8.04                           Notice to the Indemnitor.  Promptly after the assertion of any claim by a third party or occurrence of any event which may give rise to a claim for indemnification from an indemnifying party (“Indemnitor”) under this Article VIII, an indemnified party (“Indemnitee”) shall notify the Indemnitor in writing of such claim.  The Indemnitor shall then have thirty (30) days to advise the Indemnitee whether the Indemnitor accepts the defense of such claim and Indemnitor shall have no obligation to Indemnitee for legal fees incurred by Indemnitee before or after the date of any assumption of the defense by Indemnitor.  The Indemnitor shall in no way be liable to the Indemnitee for any claim not presented to the Indemnitor by the Indemnitee for a defense within thirty (30) days of the claim being presented in writing to the Indemnitee by the party making the claim.

8.05                           Right of Parties to Settle or Defend.  If the Indemnitor determines to accept the defense of such claim, the Indemnitee shall have the right to be represented by its own counsel at its own expense, its participation to be subject to reasonable direction of the Indemnitor, and the Indemnitee shall provide all requested waivers and authorities for the Indemnitor to act on behalf of the Indemnitee.  If the Indemnitor fails to undertake the defense of or settle or pay any such third party claim within 30 days after the Indemnitee has given written notice to the Indemnitor of the claim, or if the Indemnitor, after having given such notification to the Indemnitee, fails within 30 days to defend, settle or pay such claim, then the Indemnitee may take any and all necessary action to dispose of such claim; provided, however, that in no event shall the Indemnitee settle such claim without the prior consent of the Indemnitor.

8.06                           Settlement Proposals.                         (a) In the event the Indemnitee desires to settle any third-party claim the defense of which has not been assumed by Indemnitor, the Indemnitee shall advise the Indemnitor in writing of the amount it proposes to pay in settlement thereof (the “Proposed Settlement”).  The Indemnitor shall have twenty (20) days after the Indemnitor’s receipt of the notice of the Proposed Settlement to advise the Indemnitee whether it accepts the Proposed Settlement.  If the Indemnitor notifies the Indemnitee that it accepts the Proposed Settlement or does not deliver such notice within twenty (20) days after receipt of notice from the Indemnitee, the Indemnitee may offer the Proposed Settlement to the third party making the claim.  If after approval by the Indemnitor the Proposed Settlement is not accepted by the party making such claim, any new Proposed Settlement figure which the Indemnitee may wish to present to the party making such claim shall again first be presented to the Indemnitor in accordance with the provisions of this Section 8.06.

(b)                                 Except as provided in the immediately following sentence, the Indemnitor may settle such third-party claim that it has agreed to accept the defense of on any terms which it may deem reasonable.  In the event the Indemnitor desires to settle such third-party claim, the Indemnitor shall not without the Indemnitee’s prior written consent, (i) settle or compromise such proceeding, claim or demand, or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnitee of a written release from all liability in respect of such proceeding, claim or demand or (ii) settle or compromise any such proceeding, claim or demand, in any manner that may materially adversely affect the Indemnitee.  Following the Closing, the indemnification obligations of this Article VIII shall be the exclusive remedy for breaches of this Agreement and the Additional Agreements and no other remedy shall be had in contract, tort or otherwise.

8.07                           Reimbursement.  At the time the amount of any liability on the part of the Indemnitor under this Article VIII is determined (which in the case of payments to third persons shall be the earlier of (i) the date of such payments by the Indemnitee and (ii) the date that a court of competent jurisdiction shall enter a final judgment, order or decree (after exhaustion of appeal rights) establishing such liability), the Indemnitor shall, within thirty (30) days after receipt of notice from the Indemnitee, pay to the Indemnitee the amount of the indemnity claim.

8.08                           Certain Adjustments. The parties agree that any indemnification payments made pursuant to this Agreement shall be treated for Tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable law.  Such payments shall be reduced to take account of any actual Tax benefits realized by the Purchaser Indemnified party arising from the incurrence or payment of the indemnifiable Claim by the indemnified party.

ARTICLE IX. TAX MATTERS.

9.01                           Tax Returns and Payments; Refunds and Other Tax Matter.  (a) Seller shall prepare or cause to be prepared and file or cause to be filed on a timely basis all Tax Returns with respect to the Company and its subsidiaries for Taxable periods ending on or prior to the Closing Date and pay all Tax amounts due.  The parties agree that if the Company or any of its subsidiaries is permitted, but not required, under applicable Tax laws to treat the Closing date as the last day of a Tax Period, they will treat the Tax period as ending on the Closing Date. Purchaser shall provide, or shall cause the Company to provide, Seller with copies of any books or records reasonably necessary for the preparation of such Tax Returns.

(b)                                 Purchaser shall prepare or cause to be prepared and file or cause to be filed on a timely basis all other Tax Returns with respect to the Company and its subsidiaries, including Tax Returns for Taxable periods that begin before and end after the Closing Date (a “Straddle Period”), in a manner consistent with past practice except as otherwise required by law; provided, however, that no Tax Returns for a Straddle Period shall be filed without the prior consent of Seller, such consent not to be unreasonably withheld or delayed.  Purchaser shall cause the Company and its subsidiaries to pay all Taxes shown on such Tax Returns.  Seller shall promptly reimburse Purchaser for (i) the Income Tax on such returns that would have been due by Seller if the Closing Date had been treated as the last date of the taxable period and (ii) the portion of Taxes other than Income Taxes that relates to the portion of the Straddle Period ending on the Closing Date, to the extent such Taxes in clause (i) or (ii) above are not expressly provided for as Accrued Taxes on the Closing Date Statement.  For purposes of this Section 9.01(b), in the case of Taxes imposed on a periodic basis, the portion of the Tax that relates to the portion of the Straddle Period ending on the Closing Date shall be deemed to be the amount of the Tax for the Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date, and the denominator of which is the number of days in the entire Straddle Period.

(c)                                  Any Tax refunds that are received by Purchaser or its affiliates (including the Company and its subsidiaries) and any amounts credited against Tax to which Purchaser or its affiliates (including the Company and its subsidiaries) become entitled and any other Tax benefit, in each case with respect to Taxes of the Company and its subsidiaries, for Tax periods ending on or prior to the Closing Date, including portions of Straddle Periods that end on the Closing Date, shall be for the account of Seller, and Purchaser shall pay over to Seller any such refund or the amount of any such credit or Tax benefit within fifteen (15) days after the receipt or entitlement thereto.  Such payments shall be reduced to take account of any actual Tax imposed upon Purchaser or its affiliates (including Company and its subsidiaries) with respect to receipt of such tax refund or Tax benefit.  Purchaser agrees that it shall not, without Seller’s consent, cause or permit the Company or its subsidiaries to carry back to any pre-closing Tax period any net operating loss, loss from operations or other Tax attribute, and further agrees that Seller shall have no obligation under this Agreement to return or remit any refund or other Tax benefit attributable to a breach by Purchaser of the foregoing undertaking.

(d)                                 Other than a Section 338(h)(10) Election, or any action which would not result in additional Tax after taking into account the effect of a Section 338(h)(10) Election, Purchaser shall not take any action on the Closing Date other than in the ordinary course of business or pursuant to this Agreement, including, without limitation, the sale of any assets or the distribution of any dividend of the effectuation of any redemption, that would give rise to any Tax liability of Seller or any of its affiliates or to an indemnification obligation of Seller under this Agreement.  On or after the Closing Date, neither Purchaser nor Seller, respectively, shall amend any Tax Return, consent to the waiver or extension of the statute of limitations relating to Taxes of the Company or its subsidiaries, take any Tax position on any Tax Return, or compromise or settle any Tax liability, in each case with respect to a Pre-Closing Tax Period, if such action could have the effect of increasing the Tax liability or reducing any Tax asset of Seller or Purchaser, respectively, in each case, without the other party’s written consent, which consent shall not be unreasonably withheld or delayed.

9.02                           Audits.  (a) Seller shall conduct any audit of or proceeding involving any Taxable period ending on or prior to the Closing Date and, without limiting the foregoing, may in its sole discretion pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with any Taxing authority with respect thereto and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable Law permits such refund suits or contest the Tax Claim in any permissible manner; provided, however, that in the event that Seller receives a claim for Taxes or a notice of a pending or threatened audit from any

Taxing authority in writing (a “Tax Claim”) with respect to a Tax Return that relates to the Company for any such period, Seller shall promptly notify Purchaser of such Tax Claim and of any action taken or proposed to be taken.  In the event that Purchaser wishes to participate in such audit or proceeding, it may do so at its own expense.

(b)                                 Purchaser shall, at its own expense, conduct any audit of or proceeding involving any Taxable period ending after the Closing Date; provided, however, that in the event that Purchaser receives a Tax Claim or a notice of a Tax Claim with respect to a Tax Return that relates to the Company or its subsidiaries for a Straddle Period, Purchaser shall promptly notify Seller of such Tax Claim and of any action taken or proposed to be taken and shall describe the asserted Tax liability in reasonable detail and provide to Seller copies of any notice or other document received from any Taxing Authority in respect of such asserted Tax liability. In the event that Seller wishes to participate in such audit or proceeding, it may do so at its own expense.  Purchaser shall not, without Seller’s consent (which consent shall not be unreasonably withheld or delayed), settle or compromise such Tax Claim if doing so could reasonably be expected to have an adverse effect on Seller.

9.03                           Cooperation .  Seller, the Company and Purchaser shall reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits relating to Taxes with respect to all Taxable periods.  Each party shall makes its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information provided.

9.04                           Definitions. For purposes of this Agreement,

(a) “Taxes” shall mean all Federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, excise, withholding and other taxes, duties or assessments, together with all interest, penalties and additions imposed with respect to such amounts imposed by any Taxing Authority, whether computed on a separate, consolidated, unitary or combined basis;

(b) “Income Taxes” shall mean all franchise Taxes and all Taxes imposed on or measured by net income or gross profits or gross receipts or capital (but excluding sales, use, value added and property Taxes), together with all interest, penalties and additions imposed with respect to such amounts;

(c) “Tax Return” shall mean any return, report, statement, election, information return or other document (including any amendments thereto, any schedules or any related or supporting information) filed or required to be filed with any Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax;

(d) “Taxing Authority” shall mean the Internal Revenue Service or any other authority (whether domestic or foreign, including, without limitation, any state, local or foreign government or any subdivision or taxing agency thereof (including a United State possession)) responsible for the administration of any Tax.

9.05                           Section 338 Elections; Election Allocations.

(a)                                  Seller will join with Purchaser in making an election under Section 338(h)(10) of the Code (and at Purchaser’s request, any corresponding elections under state, local or foreign law, or elections corresponding to Section 338(g) of the Code and corresponding elections under state, local or foreign law) with respect to the Company and any of its subsidiaries as designated by Purchaser (each, a “Section 338(h)(10) Election).  Seller will pay any Taxes resulting from the making of the Section 338(h)(10) Elections.

(b)                                 At the Closing, Seller will deliver to Purchaser an IRS Form 8023, and any similar form provided under state, local or foreign law, reflecting each Section 338(h)(10) Election, each fully executed by Seller.  As reasonably requested from time to time by Purchaser (whether before, at or after the Closing), seller shall assist and provide the necessary information to Purchaser in connection with the preparation of any form or document required to effect a valid and timely Section 338(h)(10) Election, including IRS Form 8883, any similar form under state, local or foreign law and any schedules or attachments thereto (collectively, Section 338 Forms”).  Upon delivery of any Section 338 Form by Purchaser to Seller, Seller shall duly and promptly execute such form and deliver it to Purchaser.  If Purchaser determines that any change is to be made in a Section 338 Form previously executed and delivered to Purchaser, then Purchaser may prepare a new Section 338 Form and deliver such new Section 338 Form to Seller and Seller shall duly and promptly execute such form and deliver it to Purchaser.

(c)                                  With respect to each Section 338(h)(10) Election, as soon as practicable after the Closing Date, Purchaser shall determine, reasonably and in good faith, and after consultation with Seller (i) ADSP and (ii) the allocation of ADSP among the assets of the Company and/or its subsidiaries, as applicable (the “Election Allocations”).  The Election Allocations shall be determined in accordance with Section 338 of the Code and the applicable Treasury regulations thereunder.  At least thirty (30) days prior to the latest date for the filing of each Section 338 Form, Purchaser shall prepare and submit to Seller such Section 338 Form setting forth, to the extent required therein, the Election Allocations.  Seller and its affiliates will

(i) file or cause to be filed all Tax Returns in a manner consistent with the Election Allocation and (ii) not take action inconsistent therewith.

(d)                                 For purposes of this Section 9.05:

(i) “ADSP” means the aggregate deemed sales price at which the Company, or a subsidiary of the Company, as applicable, is deemed to have sold its assets for Tax purposes as a result of a Section 338(h)(10) Election;

(ii) “Election Allocations” has the meaning ascribed to such term in Section 9.05(c) of this Agreement;

(iii) “Section 338 Forms” has the meaning ascribed to such term in Section 9.05(b) of this Agreement;

(iv) “Section 338(h)(10)” has the meaning ascribed to such term in Section 9.05(a) of this Agreement.

9.06                           Termination of Tax Sharing Agreements.  Any and all Tax allocation or sharing agreements or other agreements or arrangements relating to Tax matters between the Company on the one hand and the Seller or any of its affiliates on the other hand shall be terminated with respect to the Company as of the day before the Closing Date and, from and after the Closing Date, the Company shall not be obligated to make any payment to the Seller or any of its affiliates, any Taxing Authority or any other person pursuant to any such agreement or arrangement for any past or future period.

ARTICLE X.  TERMINATION.

10.01                     Termination. This Agreement may be terminated (and the transactions contemplated herein may be abandoned) (a) by mutual written agreement of the parties hereto or (b) by either party upon written notice to the other party if the Closing shall not have occurred on or before the date that is 150 days following the date of this Agreement, provided, however, that neither Purchaser nor Seller shall be entitled to terminate this Agreement pursuant to this Section 10.01(b) if such party’s failure to fulfill any of its obligations under this Agreement has prevented the consummation of the transactions contemplated hereby.

10.02                     No Liabilities in Event of Termination.  In the event of any termination of this Agreement as provided in Section 10.01 above, (a) this Agreement shall forthwith become wholly void and of no further force and effect except for provisions of Sections 6.01 and 6.09 and (b) there shall be no liability on the part of any of the parties hereto, except that such termination shall not preclude any party from pursuing judicial remedies for damages and/or other relief as a result of the willful breach by the other party of any representation or warranty or the breach by the other party of any covenant or agreement contained herein prior to termination, including, without limitation, either party’s pursuit of judicial remedies as a result of the other party’s failure to comply with Section 6.07 hereof.

ARTICLE XI. MISCELLANEOUS.

11.01                     Entire Agreement.  This Agreement (together with the Schedules and Exhibits hereto and the documents referred to herein) contains, and is intended as, a complete statement of all of the terms of the arrangements between the parties with respect to the matters provided for herein, and supersedes any previous agreements and understandings between the parties with respect to those matters; provided, however, that the terms of the Confidentiality Agreement dated November 22, 2004 (the “Confidentiality Agreement”) shall remain in full force and effect.

11.02                     Governing Law; Jurisdiction.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the state of New York.  Purchaser and Seller hereby irrevocably submit to the jurisdiction of any United States Federal Court (or, if such court shall not have jurisdiction, any New York State Court) sitting in New York City (and any appellate court therefrom) over any action or proceeding arising out of or relating in any manner (whether in contract, tort or otherwise) to this Agreement. Each of Purchaser and Seller hereby irrevocably waives any objection that it may have to venue and the defense of an inconvenient forum to the maintenance of such action or proceeding.

11.03                     Amendment; Waiver.  No provision of this Agreement may be amended or modified except by an instrument or instruments in writing signed by the parties hereto. Any party may waive compliance by another with any of the provisions of this Agreement.  No waiver of any provision hereof shall be construed as a waiver of any other provision or subsequent breach.  Any waiver must be in writing.  The failure of any party hereto to enforce at any time any provision hereof shall not be construed to be a waiver of such provision or to affect in any way the validity hereof or any part hereof or the right of any party thereafter to enforce each and every such provision.

11.04                     Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally, mailed by registered mail, return receipt requested, sent by documented overnight delivery service or, to the extent receipt is confirmed, by facsimile to the parties at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

If to the Seller, to it at:

c/o PRIMEDIA Inc.

745 Fifth Avenue

New York, NY  10151

Attention: Sheila Spence

Phone:           (212) 745-0100

Fax:                           (212) 745-0

With a copy to:

c/o PRIMEDIA Inc.

745 Fifth Avenue

New York, NY 10151

Attention: General Counsel

Phone:           (212) 745-0100

Fax:                           (212) 745-0131

If to Purchaser, to it at:

The New York Times Company

229 West 43rd Street

New York, NY 10036

Attention:  General Counsel

Phone:  212-556-1234

Fax: 212-556-4634

11.05                     Separability.  If any provision of this Agreement is held by any court of competent jurisdiction to be illegal, invalid or unenforceable, such provision shall be of no force and effect, but the illegality, invalidity or unenforceability shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

11.06                     Assignment and Binding Effect.  Neither party hereto may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other party hereto.  All of the terms and provisions of this Agreement shall be binding on, and shall inure to the benefit of, the respective legal successors and permitted assigns of the parties.

11.07                     No Benefit to Others.  The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their respective successors and permitted assigns and shall not be construed as conferring and are not intended to confer any rights on any other persons.

11.08                     Counterparts.  This Agreement may be executed by facsimile in two or more counterparts, each of which shall be deemed an original, and each party thereto may become a party hereto by executing a counterpart hereof.  This Agreement and any counterpart so executed shall be deemed to be one and the same instrument.

11.09                     Interpretation.  Article titles, headings to sections and the table of contents are inserted for convenience of reference only and are not intended to be a part or to affect the meaning or interpretation hereof.  The Schedules referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.  The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in any schedule hereto is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no party hereto shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in a Schedule is or is not material for purposes hereof.  As used herein, “include”, “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import; “writing”, “written” and comparable terms refer to printing, typing, lithography and other means of reproducing words in a visible form; references to a person are also to its successors and permitted assigns; “hereof”, “herein”, “hereunder” and comparable terms refer to the entirety hereof and not to any particular article, section or other subdivision hereof or attachment hereto; references to any gender include references to the plural and vice versa; references to this Agreement or other documents are as amended or supplemented from time to time; references to “Article”, “Section” or another subdivision or to an attachment or “Schedule” are to an article, section or subdivision hereof or an attachment or “Schedule” hereto; references to “generally accepted accounting principles” shall mean generally accepted accounting principles in the United States.

11.10                     Disclosure.  For the purpose of this Agreement, any disclosure made on one Schedule to this Agreement shall be deemed to be a disclosure for the purposes of all Schedules to this Agreement.  In addition, any representation made “to the knowledge of Seller” or “to Seller’s knowledge” or “to the knowledge of Purchaser” or “to Purchaser’s knowledge” shall mean to the knowledge of the persons listed on Schedules 11.10(a) and (b), respectively, attached hereto.

11.11                     No Presumption.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the undersigned have executed this Stock Purchase Agreement as of the date first above written.

PRIMEDIA Companies Inc.

By:	/s/ Beverly C. Chell
Name: Beverly C. Chell
Title: Vice Chairman

PRIMEDIA Inc. (with respect to Sections 6.15 through 6.22 only)

By:	/s/ Beverly C. Chell
Name: Beverly C. Chell
Title: Vice Chairman

The New York Times Company

By:	/s/ Janet L. Robinson
Name: Janet L. Robinson
Title: President & Chief Executive Officer